Exhibit 99.23

DEBT SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This DEBT SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into as of the 23rd day of April 2015 (the “Effective Date”), by and between MEXICANS & AMERICANS TRADING TOGETHER, INC., a Delaware corporation (the “Creditor”) and MEXICANS & AMERICANS THINKING TOGETHER–FOUNDATION, INC., a Delaware non-profit corporation (the “Debtor”). The Creditor and the Debtor are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Debtor and Minera Del Norte, SA. DE CV, a Mexican corporation (“Minera”), entered into that certain Lending Commitment, Security Agreement, and Secured Promissory Note, dated as of April 25, 2012, and certain other documentation related to borrowings pursuant to the Lending Commitment (collectively, the “Loan Documents”);

WHEREAS, as of the Effective Date, Debtor has outstanding borrowings under the Lending Commitment in the aggregate amount of $1,450,000 (the “ Debt”);

WHEREAS, on April 23, 2015, the Debtor consented to the sale and assignment by Minera of all of Minera’s rights and interests to the Loan Documents and the Debt to the Creditor, and the Creditor became the lawful holder of the Debt;

WHEREAS, as of April 23, 2015, Debtor owns 336,927 shares of the common stock of MeetMe, Inc., a Delaware corporation, and such shares are collateral pursuant to the Security Agreement (the “Collateral”);

WHEREAS, the Creditor has requested from the Debtor payment of the Debt, and the Debtor has offered the Collateral to the Creditor in full satisfaction of the Debt (collectively, the “Debt Settlement”); and

WHEREAS, the Parties have agreed to the Debt Settlement.

NOW, THEREFORE, in consideration of the following mutual terms, covenants and conditions, the Parties, and each of them, do hereby agree as follows:

1.              Consideration. The Parties agree that Debtor’s obligations pursuant to the Loan Documents and the Debt shall be settled and cancelled in their entirety, including all of the principle amount and any accrued interest then due thereunder, in exchange for the transfer and assignment to the Creditor of all of the Debtor’s rights and interest in the Collateral (the “Share Transfer”). Upon the completion of the Share Transfer by the Debtor to the Creditor, the Loan Documents, including the Lending Commitment, Security Agreement, and Promissory Note, shall terminate, become void, and be of no further force or effect. The Creditor shall execute any documentation reasonably requested by Debtor to evidence such satisfaction of the Debt. The Debtor shall execute and deliver any documentation reasonably requested by Creditor to cause the transfer and assignment of the Collateral to Creditor.

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2.             Release. On the Effective Date, each Party, on its behalf on the behalf of all of its respective successors in interest, and all its agents, officers, directors, affiliates, employees, representatives, attorneys, assigns, and/or their successors in interest, shall forever release and discharge the other Party and all of its respective successors in interest, and all its agents, officers, directors, affiliates, employees, representatives, attorneys, assigns, and/or their successors in interest from any and all claims, causes of action, liabilities, damages, costs or demands of whatever character arising under or relating to the Loan Documents or the Debt.

3.             Representations and Warranties.

(a)             The Debtor hereby represents and warrants that (i) the Debtor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement has been duly and validly executed and delivered by the Debtor and constitutes valid and binding obligations of the Debtor, enforceable against the Debtor in accordance with their respective terms, and (iii) neither the execution and delivery of this Agreement by the Debtor, nor the consummation by the Debtor of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter, by-laws or other governing documents of the Debtor, (b) require on the part of the Debtor any filing with, or approval of, any governmental entity or (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Debtor, or any of its properties or assets.

(b)            The Creditor hereby represents and warrants that (i) the Creditor has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement has been duly and validly executed and delivered by the Creditor and constitutes the valid and binding obligation of the Creditor, enforceable against the Creditor in accordance with its terms, (iii) neither the execution and delivery of this Agreement, nor the consummation by the Creditor of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter, by-laws or other governing documents of the Creditor, (b) require on the part of the Creditor any filing with, or approval of, any governmental entity or (c) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Creditor, or any of its properties or assets.

4.              Covenants. Each Party covenants to the other that it will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, employees, successors and assigns

6.              Waiver, Modification and Amendment. No provision hereof may be waived unless in writing and signed by the Party whose rights are thereby waived. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

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7.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of Texas.

8.              Severability. In the event that any term or provision of this Agreement contradicts any term or provision of any other document, instrument or agreement between the Parties, the terms of this Agreement shall control. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall remain in full force and effect.

9.              Entire Agreement. It is expressly understood and agreed that this Agreement constitutes the entire understanding and agreement between the Parties hereto, and supersedes and replaces all prior negotiations, agreements or understandings between the Parties, whether written or oral, in each case relating to the subject matter hereof. This Agreement may not be modified by the Parties except by written instrument executed by an authorized officer of each Party. Each Party acknowledges and represents that it has not executed this Agreement in reliance upon any promise, representation or warranty whatsoever not expressly set forth in this Agreement.

10.            Representations of Authority. The persons signing below each represent and warrant that they have the authority to enter into this Agreement on behalf of the Party on whose behalf they so sign.

11.            Rights and Remedies Cumulative. The rights and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.

12.            Reliance on Own Judgment. The Parties hereto acknowledge and agree, that in deciding to execute this Agreement, they have relied entirely upon their own respective judgment and have had adequate time to consider its terms and effects and to ask questions that they may have of anyone, including legal counsel of their own choosing. By signing this Agreement, the Parties hereto further acknowledge that they have been afforded a reasonable and sufficient period of time to review, for deliberation thereon and or the negotiations of the terms of this Agreement.

13.            Counterparts. This Agreement may be signed in multiple counterpart copies, each of which shall constitute an original, with the same force and effect as if each of the Parties hereto has signed a single instrument.

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14.            Notices. All notices under this Agreement shall be in writing, and may be delivered by hand, sent by overnight delivery by a nationally recognized overnight courier service or by registered mail, return receipt requested. Notices delivered by hand shall be effective upon receipt. Notices sent by courier or mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. postal service or the records of the courier service. Notices shall be given or sent to the Parties at the addresses set forth below their respective signatures to this Agreement, or to such other address as either Party may designate in writing.

15.            Acknowledgement of Joint Representation. EACH PARTY UNDERSTANDS AND AGREES THAT BURLESON LLP (“BURLESON”) PREPARED THIS AGREEMENT UNDER THE JOINT INSTRUCTION OF THE PARTIES AND EACH PARTY WAIVES ANY CONFLICTS OF INTEREST OR OTHER CLAIMS AGAINST BURLESON WITH RESPECT TO THE PREPARATION OF THIS AGREEMENT. EACH PARTY UNDERSTANDS THAT THE INDIVIDUAL INTERSTS AND OBJECTIVES OF EACH OF THE PARTIES ON CERTAIN ISSUES MAY BE, OR MAY BECOME, INCONSISTENT WITH THE INTERSTS AND OBJECTIVES OF EACH OTHER.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS THEREOF, the undersigned Parties have executed this Agreement effective as of the date first set forth above.

CREDITOR:
MEXICANS & AMERICANS TRADING TOGETHER, INC.

By:	/s/ Andres Gonzalez Saravia Coss
Name:	Andres Gonzalez Saravia Coss
Title:	President
Address:	5150 N. Loop 1604 W. San Antonio, Texas 78249

DEBTOR:
MEXICANS & AMERICANS THINKING TOGETHER–FOUNDATION, INC.

By:	/s/ Andres Gonzalez Saravia Coss
Name:	Andres Gonzalez Saravia Coss
Title:	President
Address:	329 Old Guilbeau St. San Antonio, Texas 78204

Signature Page